Deutsche Bank AG, London Branch
Winchester house
1 Great Winchester St, London EC2N 2DB
Telephone:  44 20 7545 8000

c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Telephone: 212-250-5977
Facsimile: 212-797-8826

October 8, 2012

VSPS I LLC (“Counterparty”)
(Notice details provided on Annex A hereto)

Forward Sale Transactions - Our Transaction Reference Number:  508388

Dear Sir / Madam,

This Master Confirmation (the “Master Confirmation”) (i) amends and restates in its entirety as of the close of trading on October 8, 2012 (the “Amendment and Restatement Date”) the Forward Sale Transactions Master Confirmation (Reference Number 598546) between Deutsche Bank AG, London Branch (“Deutsche”), with Deutsche Bank Securities Inc. as agent, and Counterparty, dated October 7, 2010, which confirmed the terms and conditions of Transactions (each, a “Transaction”) entered into between Deutsche and Counterparty, and (ii) together with the terms for each particular Transaction described in Annex B hereto constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below with respect to each Transaction.  The Master Confirmation and the terms of each Transaction as set forth on Annex B together constitute the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transactions and supersede all prior or contemporaneous written and oral communications with respect thereto.

DEUTSCHE BANK AG, LONDON BRANCH IS NOT REGISTERED AS A BROKER OR DEALER UNDER THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  DEUTSCHE BANK SECURITIES INC. ("DBSI") HAS ACTED SOLELY AS AGENT IN CONNECTION WITH ANY TRANSACTION HEREUNDER AND HAS NO OBLIGATION, BY WAY OF ISSUANCE, ENDORSEMENT, GUARANTEE OR OTHERWISE WITH RESPECT TO THE PERFORMANCE OF EITHER PARTY UNDER SUCH TRANSACTION.  AS SUCH, ALL DELIVERY OF FUNDS, ASSETS, NOTICES, DEMANDS AND COMMUNICATIONS OF ANY KIND RELATING TO EACH TRANSACTION HEREUNDER BETWEEN DEUTSCHE AND COUNTERPARTY SHALL BE TRANSMITTED EXCLUSIVELY THROUGH DBSI.  DEUTSCHE BANK AG, LONDON BRANCH IS NOT A MEMBER OF THE SECURITIES INVESTOR PROTECTION CORPORATION (SIPC).

Chairman of the Supervisory Board: Dr. Paul Achleitner.
 Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervising Authority) and egulated by the Financial Services Authority for the conduct of UK business; a member of the London Stock Exchange. Deutsche Bank AG is a joint stock corporation with limited liability incorporated in the Federal Republic of Germany HRB No. 30 000 District Court of Frankfurt am Main; Branch Registration in England and Wales BR000005; Registered address: Winchester House, 1 Great Winchester Street, London EC2N 2DB. Deutsche Bank Group online: http://www.deutsche-bank.com

Management Board: Jürgen Fitschen (Co-Chairman), Anshu Jain (Co-Chairman), Stefan Krause, Stephan Leithner, Stuart Lewis, Rainer Neske and Henry Ritchotte.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation.  In the event of any inconsistency between the Definitions and a Confirmation, the terms of the Confirmation will govern.  All references to a “Swap Transaction” in the 2006 Definitions shall be deemed a reference to a “Share Forward Transaction” for the purposes of these Transactions. Each Transaction hereunder constitutes a Share Forward Transaction for the purposes of the Equity Definitions.

1. The Master Confirmation and the terms of each Transaction as set forth on Annex B together constitute a “Confirmation” as referred to in, and supplements, forms a part of, and is subject to, the ISDA Master Agreement, dated as of March 31, 2005 as amended and supplemented on the date hereof and as may be amended and supplemented from time to time (the “Agreement”), between Deutsche and Counterparty.  All provisions contained in the Agreement govern each Confirmation except as expressly modified below.  The parties agree to be subject to an agreement in the form of the 1994 ISDA Credit Support Annex (Bilateral Form–New York law version), which supplements, forms part of, and is subject to the Agreement, as if they had executed such annex on the Trade Date (the “Annex”) with Paragraph 13 of the Annex containing the modifications and elections set forth below.

2.	The terms of the Transactions to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:	October 7, 2010
Final Date:	October 8, 2022 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).
Shares:	The common stock, par value $0.50, of J.C. Penney Company, Inc. (the “Issuer”) (Security Symbol: “JCP”)
Number of Shares:	4,815,990 Shares
Exchange(s):	New York Stock Exchange, or any successor to such exchange or quotation system.
Related Exchange(s):	All Exchanges
Calculation Agent:	Deutsche

Seller:	Deutsche
Buyer:	Counterparty
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Forward Price:
On the Trade Date, the Initial Reference Price.
On any other given day, the Forward Price as of the Reset Date immediately preceding such day + (the Forward Price as of the Reset Date immediately preceding such day x applicable Accrual Rate x applicable Floating Rate Day Count Fraction)

Initial Reference Price:	USD 28.4104.
Notional Amount:	Number of Shares from time to time x Initial Reference Price
Accrual Rate:	Floating Rate plus Spread

Floating Rate Option:	USD-LIBOR-BBA
Floating Rate for the initial Compounding Period:	USD-LIBOR-BBA with a Reset Date of the Trade Date
Designated Maturity:	One month
Reset Date:	The Trade Date and the first Business Day of each month
Spread:	As specified on Annex B.
Independent Amount with respect to Counterparty:	As specified on Annex B.
Credit Rating:
The credit rating of the unsubordinated, unsecured, long-term debt of Vornado Realty L.P., the Credit Support Provider, as published by either Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, or any successor (“S&P”) or Moody’s Investors Service, Inc., or any successor (“Moody’s”).  The S&P Credit Rating on the Trade Date is BBB and the Moody’s Credit Rating is Baa2.

Floating Rate Day Count Fraction:	Actual/360
Compounding:	Applicable, as provided in “Forward Price” above.
Business Day:	New York and London.
Dividend Payment:
With respect to any dividend or distribution on the Shares for which the Record Date occurs during the Dividend Period, Deutsche shall pay or deliver, as the case may be, such dividend or distribution to Counterparty on the Dividend Payment Date; provided that for any dividend or distribution for which the ex dividend date occurs during the Averaging Date period, Deutsche shall pay or deliver, as the case may be, an amount equal to the dividend or distribution paid on or delivered with respect to such fraction of the Number of Shares equal to the number of Averaging Dates remaining on the date the Shares begin trading ex dividend (including the date on which the Shares begin trading ex dividend) divided by the total number of Averaging Dates.

Dividend Payment Date:	In respect of any dividend or distribution on the Shares, the Dividend Receipt Date (or if such day is not a Currency Business Day, the Currency Business Day immediately following such date).
Dividend Receipt Date:	The date of receipt of a dividend by holders of record.
Record Date:	Each relevant date of determination of holder of record status.
Dividend Amount:
The Record Amount x Number of Shares (as such Number of Shares may be reduced by (i) early termination or (ii) the unwind of Shares during the period of Averaging Dates as described in “Dividend Payment” above).

Dividend Period:
The period commencing on and including the Clearance System Business Day that is one Settlement Cycle following the Trade Date and ending on but excluding (x) the Cash Settlement Payment Date, if Cash Settlement applies or (y) the Settlement Date, if Physical Settlement applies.

Share Dividend Elections:
In the event that a dividend is payable in either cash or property or a combination thereof at the election of a person who would be a holder of record of such Shares, the Dividend Amount shall be determined as if no election were made pursuant to the election default provision set forth in the documents relating to the payment of dividends on the Shares.

Valuation:

Valuation Time:	At the 4:00 p.m. close of trading on the Exchange.
Valuation Date:	The final Averaging Date
Averaging Dates:	As specified on Annex B.
Averaging Date Disruption:	Modified Postponement
Settlement Terms:
Settlement Method Election:	Applicable
Electing Party:	Counterparty.
Settlement Method Election Date:	The second (2nd) Scheduled Trading Day prior to the Final Date.
Default Settlement Method:	Physical Settlement
Settlement Currency:	USD
Settlement Price:	The Relevant Price minus $0.03
Relevant Price:
The arithmetic average of the prices calculated on each Averaging Date as the volume weighted average price for all trades in the Shares on the Exchange from 9:30 am New York time until 4:00 pm New York time (calculated using Bloomberg’s service or another method reasonably determined in good faith by the Calculation Agent, whose determination shall be final and binding unless it is unreasonable).

Forward Cash Settlement Amount:
(Settlement Price x Number of Shares) – (Number of Shares x Forward Price).  For this purpose, the Forward Price shall be the arithmetic average of the Forward Prices calculated on the date that is one Settlement Cycle following each Averaging Date.

Cash Settlement:
If Cash Settlement applies, and:
(i) the Forward Cash Settlement Amount is a positive number, then Deutsche shall pay to Counterparty the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date; and
(ii) the Forward Cash Settlement Amount is a negative number, then Counterparty shall pay to Deutsche the absolute value of the Forward Cash Settlement Amount on the relevant Cash Settlement Payment Date.

Cash Settlement Payment Date:	Three (3) Currency Business Days after the Valuation Date.

Physical Settlement:
If Physical Settlement applies, on the Settlement Date, Counterparty will pay to Deutsche an amount equal to the Forward Price multiplied by the Number of Shares, and Deutsche will deliver to Counterparty the Number of Shares (rounded down to the nearest whole Share) and pay the Fractional Share Amount, if any.

Settlement Date:	If Physical Settlement applies, the date that is one Settlement Cycle following the Final Date.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Dividend:
As determined by the Calculation Agent, any cash or non-cash dividend or distribution declared on the Shares (excluding any ordinary cash dividend paid by the Issuer in any quarter equal to or less than USD 0.235); provided that, in all cases, the related Record Date occurs during the Dividend Period.  Any Extraordinary Dividend shall be treated as a Dividend Amount handled as described earlier in this Master Confirmation, and the Calculation Agent shall determine whether a corresponding adjustment shall be made pursuant to Section 11.2(c) of the Equity Definitions, subject to the provisions opposite the caption “Spin-Offs” below.

Spin-Offs:
If as a result of any Potential Adjustment Event, existing holders of the Shares of the Issuer receive a distribution or dividend (a “Spin-off Event”) of shares of common stock or tracking stock other than such Shares (“Spin-off Shares”), then the Calculation Agent shall adjust the terms of each Transaction upon the election of Counterparty by either the Basket Method, the Fission Method or the Silo Method; provided that if Counterparty fails to make such election prior to the occurrence of such Spin-off Event, Counterparty shall be deemed to have elected the Basket Method.
“Basket Method” means, with respect to any Spin-off Event, that the term “Shares” for such Transaction will mean a basket of shares composed of the original Shares and the Spin-off Shares distributed in such Spin-off Event in the relative proportions and number of shares reflecting the relative proportions and number of shares in such Spin-off Event, and such Transaction will become a Share Basket Forward Transaction on such original Shares and the Spin-off Shares with such adjustments as the Calculation Agent deems necessary to preserve terms, including the risk profile, substantially identical to the original Transaction.
“Fission Method” means, with respect to any Spin-off Event, that such Transaction shall be split into multiple parts with terms identical to the original Transaction, except that with respect to each such Transaction: the term “Shares” shall refer (without duplication) to one of the original Shares or the Spin-off Shares and the term “Issuer” shall refer to the issuer thereof; the Notional Amount shall be adjusted by the Calculation Agent on the basis of the market values (immediately prior to such Spin-off Event) of the Shares and the Spin-off Shares distributed with respect to each share of the original Shares; the Number of Shares with respect to any part of the Transaction relating to such Spin-off Shares shall be the number of shares of such Spin-off Shares distributed with respect to the original Shares; and such adjustments as the Calculation Agent deems necessary to preserve terms, including the risk profile, substantially identical to the original Transaction.

“Silo Method” means, with respect to any Spin-off Event, that the term “Shares” for such Transaction will mean either the original Shares or the Spin-off Shares at the election of Counterparty with such adjustments as the Calculation Agent deems necessary to preserve terms including the risk profile, substantially identical to the original Transaction; provided, however, that Counterparty shall pay to Deutsche commercially reasonable fees and expenses related to any hedging adjustments Deutsche must make, and provided further that if Deutsche determines that the Silo Method negatively impacts its risk profile, it will notify Counterparty that the Silo Method is not available and Counterparty will only have an option to elect adjustment by the Basket Method or Fission Method.
Notice of Adjustment:	The Calculation Agent shall provide Deutsche and Counterparty with notice of any Calculation Agent Adjustment within three (3) Scheduled Trading Days of the time of the adjustment.

Extraordinary Events:

New Shares:
The definition of "New Shares" in Section 12.1(i) of the Equity Definitions shall apply; provided, however, that:
(a) if the Exchange mentioned therein is located in the United States, the definition of "New Shares" shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment
Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be modified as follows: In the third line, the number “10%” shall be deleted and replaced with the number “50%”.
Consequences of Tender Offers:
(a) Share-for-Share:
Modified Calculation Agent Adjustment, except that Deutsche will not have a right to terminate the transaction if such Tender Offer occurs prior to the date that is six (6) months after the Trade Date or Amendment and Restatement Date; for the avoidance of doubt, Deutsche as Calculation Agent will retain the right to adjust the terms, including without limitation, the collateral terms in such instance.

(b) Share-for-Other:
Modified Calculation Agent Adjustment, except that Deutsche will not have a right to terminate the transaction if such Tender Offer occurs prior to the date that is six (6) months after the Trade Date or Amendment and Restatement Date; for the avoidance of doubt, Deutsche as Calculation Agent will retain the right to adjust the terms, including without limitation, the collateral terms in such instance.

(c) Share-for-Combined:
Modified Calculation Agent Adjustment, except that Deutsche will not have a right to terminate the transaction if such Tender Offer occurs prior to the date that is six (6) months after the Trade Date or Amendment and Restatement Date; for the avoidance of doubt, Deutsche as Calculation Agent will retain the right to adjust the terms, including without limitation, the collateral terms in such instance.

Additional Tender Offer Terms:
Deutsche and Counterparty each acknowledges that if, during the term of any Transaction, (i) the Shares that are the subject of the Transactions are, or become, the subject of a Tender Offer and (ii) either party hereto owns a hedge with respect to such Shares and elects to participate in such Tender Offer, then, notwithstanding anything set forth to the contrary herein or in the Equity Definitions, that Transaction may not be terminated during the period from and including the Tender Offer Expiration Date (as defined below) up to but excluding the Tender Offer Date.  For the purpose hereof, the following term shall have the meaning indicated below:
“Tender Offer Expiration Date” shall mean the last business day on which a theoretical holder of the Shares may elect to tender its Shares pursuant to such Tender Offer, as provided in the documents related to such Tender Offer (subject to any extensions as provided pursuant to the documents related to such Tender Offer).

Composition of Combined Consideration:	Inapplicable
Nationalisation, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	As specified in Annex B.
Insolvency Filing:	Applicable
Determining Party:	Deutsche

Additional Termination Events:

Credit Downgrade:	As specified in Annex B.
Optional Early Termination:
Deutsche may terminate each Transaction, or any Transaction, or any portion of any Transaction (i) upon one (1) Scheduled Trading Day’s prior notice (or such earlier time as the parties may agree) to Counterparty, under the circumstances described opposite the caption “Credit Downgrade” in Annex B, by designating any Scheduled Trading Day as the “Optional Early Termination Final Date” for such Transaction or portion thereof or (ii) by delivering written notice to Counterparty on or before a Notice Deadline and no earlier than 30 calendar days before such Notice Deadline (such notice, a “Deutsche Early Termination Notice”) designating the immediately succeeding Deutsche Optional Early Termination Date as the “Optional Early Termination Final Date” for such Transaction or portion thereof; provided that if, in respect of any Notice Deadline, Deutsche does not elect to terminate each Transaction in whole, Deutsche may, by delivering written notice to Counterparty on or before a Notice Deadline and no earlier than 30 calendar days before such Notice Deadline, designate a new Spread to be applicable to each Transaction (or portion thereof) not so terminated in lieu of the then-current Spread, such new Spread to be effective from and including the immediately succeeding Deutsche Optional Early Termination Date to and excluding (i) the second succeeding Deutsche Optional Early Termination Date or (ii) if Deutsche so elects in such written notice, the third succeeding Deutsche Optional Early Termination Date (for the avoidance of doubt, with the effect that Deutsche shall not have the right to designate a new Spread with respect to such second succeeding Deutsche Optional Early Termination Date).  Counterparty may upon one (1) Scheduled Trading Day’s prior notice (or such earlier time as the parties may agree) to Deutsche, terminate each Transaction, or any Transaction, or any portion of any Transaction by designating any Scheduled Trading Day as the “Optional Early Termination Final Date” for such Transaction or portion thereof.  If the Counterparty gives notice of election of an Optional Early Termination, Counterparty will simultaneously be required to give notice of settlement method.

For the avoidance of doubt, if any Optional Early Termination Final Date is designated as set forth above, with respect to any Transaction or that portion of any Transaction that is terminated, (1) the Optional Early Termination Final Date shall be deemed to be the Valuation Date (subject to modification as set forth opposite the caption “Averaging Dates” in Annex B and to Disrupted Day provisions, if applicable), (2) the Optional Early Termination Settlement Date (as defined below) shall be deemed to be the Cash Settlement Payment Date or Settlement Date, as applicable (subject to modification as set forth opposite the caption “Averaging Dates” in Annex B), (3) the Settlement Price shall be calculated in accordance with “Settlement Terms” above as if the Optional Early Termination Final Date were the Final Date, and (4) the Calculation Agent shall make the calculations described under “Valuation” and “Settlement Terms” above with respect to all or a portion of the Transaction being terminated, as applicable, and the remainder of the Transaction shall continue in accordance with its terms.

Deutsche Optional Early Termination Date:
The 24 month anniversary of the Amendment and Restatement Date, and any subsequent 12 month anniversary of a Deutsche Optional Early Termination Date that is prior to the Final Date.  If any such anniversary falls on a day that is not a Scheduled Trading Day, the applicable Deutsche Optional Early Termination Date shall be the next succeeding Scheduled Trading Day.

Notice Deadline:	In respect of any Deutsche Optional Early Termination Date, the Scheduled Trading Day that is the 20th Scheduled Trading Day prior to such Deutsche Optional Early Termination Date.
Optional Early Termination Settlement Date:
One (1) Clearance System Business Day following the Optional Early Termination Final Date, in the case of Physical Settlement, or three (3) Currency Business Days following the Valuation Date, in the case of Cash Settlement.

Consequences of Early Termination, Extraordinary Events, Additional Disruption Events, or Additional Termination Events:

Settlement:
Notwithstanding anything else in the Equity Definitions or the Agreement, upon the occurrence of a Termination Event, an Extraordinary Event, an Additional Disruption Event or an Additional Termination Event (other than an Optional Early Termination), with respect to any Transaction or portion of a Transaction, then with respect to that Transaction or portion of the Transaction that is terminated, (1) the Final Date shall be deemed to have occurred on the date that is thirty (30) Exchange Business Days from the date of such occurrence (provided, however, that (a) the parties may agree to modify such date and (b) with respect to a Termination Event, Additional Termination Event or Additional Disruption Event, Deutsche may elect to shorten such period by up to 25 Exchange Business Days, with Counterparty’s consent, or lengthen such period by up to 10 Exchange Business Days, without Counterparty’s consent), (2) the parties shall settle the Transaction or portion of the Transaction that is terminated as if the provisions of the Equity Definitions and “Valuation” and “Settlement Terms” above were applicable on such deemed Final Date, using the deemed Final Date to calculate the deemed Cash Settlement Payment Date or Settlement Date, (3) the Settlement Price shall be calculated in accordance with “Settlement Terms” above as if the deemed Final Date were the Final Date (except if the Shares are not listed or quoted on the Exchange or a Related Exchange or in the event of termination due to Nationalization or Insolvency, the Settlement Price shall be calculated by reference to an objective measure as determined by the Calculation Agent), and (4) the Calculation Agent shall make the calculations described under “Valuation” and “Settlement Terms” above with respect to all or a portion of the Transaction being terminated, as applicable, and the remainder of the Transaction shall continue in accordance with its terms.

Assignment:

Section 7 of the Agreement is hereby modified as follows:

(a) Deutsche may assign this Master Confirmation and each Transaction hereunder to any of its affiliates whose credit rating is equal to or greater than that of Deutsche as of the Trade Date, with Counterparty’s consent, which consent shall not be unreasonably withheld or delayed; and

(b)  Counterparty may assign any Transaction under this Master Agreement to (collectively, the “Assignees”) (i) any of its affiliates, with Deutsche’s written consent, which shall be deemed given except if Deutsche determines in its reasonable discretion within 15 Scheduled Trading Days of notice (or such shorter period of time as the parties agree) of a requested assignment that such assignment creates a regulatory or legal issue which cannot be resolved using reasonable means, or (ii) to any other party, with Deutsche’s written consent, which shall not be unreasonably withheld or delayed, in each case effective (the “Transfer Date”) upon delivery to Deutsche of (a) an executed acceptance and assumption by the assignee (an “Assumption”) of the transferred obligations of Counterparty under the assigned Transaction (the “Transferred Obligations”) and (b) an executed guarantee (the “Guarantee”) of Vornado Realty L.P., the Credit Support Provider, of the Transferred Obligations in the form designated by Deutsche; provided that Counterparty may, without delivering an executed Guarantee, assign any Transaction under this Master Agreement to any party if the Assignee has unsubordinated, unsecured, long-term debt credit ratings from both S&P and Moody’s that are equal to or higher than the Credit Rating of Vornado Realty L.P., the Credit Support Provider, on the Trade Date, as determined by Deutsche in its reasonable discretion, subject to the Assignee’s compliance with Deutsche’s account opening and know-your-client procedures.  On the Transfer Date, (a) Counterparty shall be released from all obligations and liabilities arising under the Transferred Obligations and (b) the Transferred Obligations shall cease to be Transactions under this Agreement and shall be deemed to be Transactions under the Master Agreement between Assignee and Deutsche; provided that, if at such time Assignee and Deutsche have not entered into a Master Agreement, Assignee and Deutsche shall be deemed to have entered into a form of ISDA Master Agreement without any Schedule attached thereto.

Representations:

Non-Reliance:	Applicable
Agreement and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

Miscellaneous:
The parties hereto intend as follows:  (A) Deutsche and any Collateral Custodian is a “financial institution” within the meaning of Section 101(22) of the United States Bankruptcy Code (the “Bankruptcy Code”) and, in the case of any Collateral Custodian, is acting as agent or custodian for Deutsche in connection with each Transaction; (B) each Transaction is a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, qualifying for protection under Section 555 of the Bankruptcy Code and a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code; (C) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction constitute “margin payments” as defined in Section 741(5) of the Bankruptcy Code and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement;” and (D) all payments for, under or in connection with each Transaction at settlement or early termination of all or any portion of a Transaction constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code under a “securities contract” and “transfers” as defined in Section 101(54) of the Bankruptcy Code under a “swap agreement.”

Mutual Representations. Each of Deutsche and Counterparty represents and warrants to the other party that:
●
Total Exposure. If the total exposure to the Issuer under all of the Transactions under the Master Confirmation shall be greater than 12.5% of Shares outstanding at any time, each party agrees to terminate a Transaction or portion of a Transaction such that the total exposure to the Issuer under all of the Transactions under the Master Confirmation shall be equal to or less than 12.5% of Shares outstanding at that time;

●
Confidentiality. The Transactions under the Master Confirmation and the terms and conditions contained therein shall not be disclosed by Deutsche to any person or entity (other than on a confidential basis to its employees, accountants, attorneys or its other advisors, and then only on a confidential, “need to know” basis and in connection with the Transactions).  Notwithstanding anything provided herein or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized (A) to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of Transactions, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure, (B) to make such other public disclosures of the Transactions and the terms and conditions thereof (1) as required by judicial or administrative proceeding, (2) as required by law or regulation, (3) at the request of a bank or other regulatory agency or in connection with an examination by bank examiners or other regulatory authorities, or (4) at the express direction of any other authorized government agency and (C) in the case of Deutsche, to disclose any information relating to the Transactions to the extent such information has been previously disclosed by Counterparty in a filing with the Securities and Exchange Commission;

●
Commodity Exchange Act.  It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”), each of the Transactions under the Master Confirmation has been subject to individual negotiation by the parties, and no Transaction under the Master Confirmation has been executed or traded on a “trading facility” as defined in the CEA;

●
Regulatory Compliance.  As of the Trade Date, it has made, and at all times during any Transaction under the Master Confirmation will timely make, all of its material regulatory filings and it has complied, and at all times during any such Transaction will comply, in connection with any such Transaction and all related or contemporaneous sales and purchases of Shares, with the applicable provisions of the under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the rules and regulations thereunder;

●
Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The assets used in the Transactions under the Master Confirmation (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation Sec. 2510.3-101, 29 CFR Sec. 2510-3-101; and

●
Each party shall promptly provide notice to the other party upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Event of Default with respect to the party.

Counterparty Representations, Acknowledgements and Agreements. Counterparty represents, warrants, acknowledges and agrees with Deutsche that:
(i)	Counterparty is not as of each Trade Date and the Amendment and Restatement Date, and will not be after giving effect to the Transactions contemplated hereby, insolvent;
(ii)
Counterparty will amend the Schedule 13D filed with the Securities and Exchange Commission disclosing the Transactions to reflect the amendments to the Transactions set forth in this Master Confirmation within the applicable filing deadline under rules governing that form;

(iii)
Counterparty has (and will at all times during these Transactions have) the capacity and authority to invest directly in the Shares underlying these Transactions, and has not entered into these Transactions with the intent of avoiding any regulatory filings;

(iv)
As of each Trade Date, either (1) Counterparty is not in possession of any material non-public information regarding the Issuer of the Shares underlying these Transactions, or (2) Counterparty has met the conditions of Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended, with respect to the Issuer of the Shares underlying these Transactions;

(v)
Counterparty will not elect a Cash Settlement, seek to terminate via cash settlement, amend or otherwise modify any Transaction unless (1) Counterparty is not in possession of any material non-public information regarding the relevant Issuer, or (2) Counterparty has met the conditions of Rule 10b5-1(c) in taking such action;

(vi)
As of the Amendment and Restatement Date, Counterparty and its affiliates have an economic interest in approximately 18,584,010 Shares (excluding any Transactions hereunder).  Following the initial Trade Date, Counterparty agrees that neither it nor its affiliates will acquire an economic interest in any additional Shares or enter into structures of any type (other than Transactions with Deutsche or its affiliates under this Master Confirmation or otherwise) that result or would result in Counterparty or its affiliates gaining economic exposure in excess of 15.4% of the total Shares outstanding; and

(vii)
As of the Amendment and Restatement Date, Counterparty represents and warrants that all required filings and any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, have been made or have expired, as applicable.

Governing law:                                           The law of the State of New York.

Modifications to Paragraph 13 of the Credit Support Annex:

Paragraph 13.       Elections and Variables.

(a)           Security Interest for “Obligations”.  The term “Obligations” as used herein means any and all present and future obligations of Deutsche or Counterparty to the other under or in connection with each Transaction under the Agreement.

(b)           Credit Support Obligations.

(i)      Delivery Amount, Return Amount and Credit Support Amount.

(A)	“Delivery Amount” has the meaning specified in Paragraph 3(a).

(B)	“Return Amount” has the meaning specified in Paragraph 3(b).

(C)	“Credit Support Amount” has the meaning specified in the last paragraph of Paragraph 3.

(ii)      Eligible Collateral.  The following items will qualify as “Eligible Collateral” for the party specified:

		Deutsche	Counterparty	Valuation Percentage
(A)	Cash	[X]	[X]	100%

(B)	negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of less than one year	[X]	[X]	99%

(C)	negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of 1-10 years	[ ]	[ ]	97%

(D)	negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than 10 years	[ ]	[ ]	95%

(E)
single-class mortgage participation certificates (“FHLMC Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and the ultimate collection of principal of which are guaranteed by the Federal Home Loan Mortgage Corporation (excluding Real Estate Mortgage Investment Conduit (“REMIC”) or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivative securities);
		[ ]	[ ]	90%

(F)	single-class mortgage pass-through certificates (“FNMA Certificates”) in book-entry form backed by single-family residential mortgage loans, the full and timely payment of interest at the applicable certificate rate and ultimate collection of principal of which are guaranteed by the Federal National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages collateralized mortgage obligations, securities paying interest or principal only and similar derivative securities);	[ ]	[ ]	90%

(G)	single-class fully modified pass-through certificates (“GNMA Certificates” in book-entry form backed by single-family residential mortgage loans, the full and timely payment of principal and interest of which is guaranteed by the Government National Mortgage Association (excluding REMIC or other multi-class pass-through certificates, collateralized mortgage obligations, pass-through certificates backed by adjustable rate mortgages, securities paying interest or principal only and similar derivatives securities).	[ ]	[ ]	90%

(H)	Such other collateral as Deutsche and Counterparty may agree.	[ X ]	[ X ]	As may be agreed.

(iii)                 Other Eligible Support.  The following items will qualify as “Other Eligible Support” for the party specified:  Not Applicable.

(iv)                 Thresholds.

(A)	“Independent Amount” means with respect to Deutsche: Zero

(B)	“Independent Amount” means with respect to Counterparty for each Transaction under this Agreement: as specified in the applicable Confirmation.

(B)	“Threshold” means with respect to Deutsche: Inapplicable

(C)	“Minimum Transfer Amount” means with respect to Deutsche: the lesser of $10,000,000 and 2.5% of the Notional Amount (as such amount may be reduced upon early termination or settlement).

“Minimum Transfer Amount” means with respect to Counterparty: the lesser of $10,000,000 and 2.5% of the Notional Amount (as such amount may be reduced upon early termination or settlement); provided, however, that the Minimum Transfer Amount for Counterparty shall be $0 upon the occurrence and during the continuance of an Event of Default, Potential Event of Default, Termination Event, Additional Termination Event (other than an Optional Early Termination) or Specified Condition with respect to Counterparty.

(D)	Rounding. The Delivery Amount and the Return Amount will be rounded up and down respectively to the nearest integral multiple of $50,000.

(c)           Valuation and Timing.

(i)      “Valuation Agent” means:  Deutsche.

(ii)      “Valuation Date” means:  each Local Business Day.

(iii)                 “Valuation Time” means:  the close of business on the Local Business Day before the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.

(iv)                 “Notification Time” means 1:00 p.m., New York time, on a Local Business Day.

 (d)           Conditions Precedent and Secured Party's Rights and Remedies.  Each Termination Event specified below with respect to a party will be a “Specified Condition” for that party (the specified party being the Affected Party if a Termination Event or Additional Termination Event occurs with respect to that party).

	Deutsche	Counterparty

Illegality	[X]	[X]
Tax Event	[ ]	[ ]
Tax Event Upon Merger	[ ]	[ ]
Credit Event Upon Merger	[X]	[X]
Additional Termination Event	[ ]	[ ]

(e)           Substitution.

(i)      “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)      Consent.  If specified here as applicable, then the Pledgor must obtain the Secured Party's consent for any substitution pursuant to Paragraph 4(d):   Inapplicable

(f)           Dispute Resolution.

(i)	“Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)	Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support will be calculated as follows: as set forth for other purposes in Paragraph 12.

(iii)
Alternative. The provisions of Paragraph 5 will apply, except to the following extent:  (A) pending the resolution of a dispute, Transfer of the undisputed Value of Eligible Credit Support or Posted Credit Support involved in the relevant demand will be due as provided in Paragraph 5 if the demand is given by the Notification Time, but will be due on the second Local Business Day after the demand if the demand is given after the Notification Time; and (B) the Disputing Party need not comply with the provisions of Paragraph 5(II)(2) if the amount to be Transferred does not exceed the Disputing Party’s Minimum Transfer Amount.

(g)           Holding and Using Posted Collateral.

(i) Eligibility to Hold Posted Collateral; Custodians. Deutsche and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(A)	Deutsche is not a Defaulting Party.

(B)	Posted Collateral consisting of certificated securities must be held in New York.

Initially, the Custodian for Deutsche is:  Deutsche Bank Securities Inc.

 (h)           Distributions and Interest Amount.

(i)      Interest Rate. The “Interest Rate” will be with respect to Eligible Collateral in the form of Cash, for any day, the rate opposite the caption “Federal Funds (Effective)” for such day as published for such day in Federal Reserve Publication H.15(519) or any successor publication as published by the Board of Governors of the Federal Reserve System.

(ii)      Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the first Local Business Day of each calendar month and on any Local Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b).

(iii)                 Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)           Other Eligible Support and Other Posted Support.

(i)      “Value” with respect to Other Eligible Support and Other Posted Support means:   Inapplicable.

(ii)      “Transfer” with respect to Other Eligible Support and Other Posted Support means: Inapplicable.

(j)           Demands and Notices.  All demands, specifications and notices hereunder will be made pursuant to the Notices Section of the Agreement, unless otherwise specified here:

Deutsche:              Deutsche Bank AG, London Branch
                c/o Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attention:             Andrew Yaeger and Paul Stowell

               Telephone:  (212) 250-2717
               Electronic Mail: Andrew.Yaeger@db.com and Paul.Stowell@db.com

(k)           Addresses for Transfers.

Deutsche:              See Payments to Deutsche under Section 3 below.

Counterparty:       See Payments to Counterparty under Section 3 below.

(l)           Agreement as to Single Secured Party and Pledgor.  Deutsche and Counterparty agree that, notwithstanding anything to the contrary in the recital to the Annex, Paragraph 1(b) or Paragraph 2 of the Annex or the definitions in Paragraph 12 of the Annex, (a) the term “Secured Party” as used in the Annex means only Deutsche, (b) the term “Pledgor” as used in the Annex means only Counterparty, and (c) only Counterparty makes the pledge and grant in Paragraph 2 of the Annex, the acknowledgment in the final sentence of Paragraph 8(a) of the Annex and the representations in Paragraph 9 of the Annex.

3.	Account Details:

Payments to Deutsche:
For USD Cash Payments:

DEUTSCHE BANK TRUST CO
ABA NO 021001033
Account Number: 01478137
Account Name: Collateral Management and Valuations (CMV)

For securities:

UST & Agency Securities:

BANK OF NEW YORK
ABA NO 021000018
A/C BK OF NYC/DBCMV

Agency MBS (GNMA, FNMA, FHLMC):

BANK OF NEW YORK
ABA NO 021000018
A/C BK OF NYC/DBCMVMBS

	Payments to Counterparty:	For USD Cash Payments: BANK OF AMERICA, N.A. ABA NO 026009593 Account Number: 9403934562 Account Name: Vornado Realty LP Receipt Account

4.	Offices:	The Office of Deutsche for the Transaction is London

THIS MESSAGE WILL BE THE ONLY FORM OF CONFIRMATION DISPATCHED BY US.  PLEASE EXECUTE AND RETURN IT VIA EMAIL TO THE CONTACT PROVIDED FOR NOTICES ABOVE .  IF YOU WISH TO EXCHANGE HARD COPY FORMS OF THESE CONFIRMATIONS PLEASE CONTACT US.

Please confirm that the foregoing correctly sets forth the terms of our agreement by sending to us a letter or telex substantially similar to this facsimile, which letter or telex sets forth the material terms of each Transaction to which each of these Confirmations relate and indicates your agreement to those terms. Deutsche will make the times of execution of these Transactions available upon request.

Deutsche is regulated by the Financial Services Authority.

We are very pleased to have concluded these Transactions with you.

Kind regards,

DEUTSCHE BANK AG, LONDON BRANCH

By: /s/ Michael Sanderson
Name:  Michael Sanderson
Title: Managing Director

By: /s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.
acting solely as Agent in connection with this Transaction

By: /s/ Michael Sanderson
Name:  Michael Sanderson
Title: Managing Director

By: /s/ Andrew Yaeger
Name: Andrew Yaeger
Title: Managing Director

Confirmed and Acknowledged as of the date first above written:

VSPS I LLC

By:  /s/ Joseph Macnow
Name: Joseph Macnow
Title:

Annex A

List of Counterparty Persons Who Are to Receive Notices

Vornado Realty Trust
888 Seventh Avenue, 44th Floor
New York, NY 10019
212-894-7000

Name	Telephone	Fax	Email
Joseph Macnow	201-587-7402	201-843-2198	jmacnow@vno.com
Ross Morrison	201-587-7405	201-845-5056	rmorrison@vno.com
Wendy Silverstein	212-894-7015	212-894-7073	wsilverstein@vno.com
Alan Rice	212-894-7050	212-894-7996	arice@vno.com
Mike DeMarco	212-894-7009	212-894-7996	mdemarco@vno.com

Annex A – 1

ANNEX B

Spread:
95 basis points per annum, until the initial Deutsche Optional Early Termination Date and thereafter, 80 basis points per annum, or such other rate applicable to the relevant Transaction pursuant to “Optional Early Termination” above.

Independent Amount with respect to Counterparty:
On the Trade Date, Independent Amount with respect to Counterparty shall be 7.5% of the Notional Amount; provided, however, that if the Credit Rating (as defined in the Master Confirmation) is reduced one level from the Credit Rating as of the Trade Date, the Independent Amount with respect to Counterparty shall be increased to 15% of the Notional Amount.

Averaging Dates:
The seven (7) Exchange Business Days immediately following and including the Final Date, or such other period as the parties may agree.  For the avoidance of doubt, Deutsche may extend the Averaging Date period and thereby postpone the Cash Settlement Payment Date to the extent deemed necessary, upon the advice of counsel, to comply with Rule 144 under the Securities Act in disposing of any Hedge Position due to any status by Counterparty as an affiliate of the Issuer.

Change in Law:
Applicable, except that (1) the definition of Change in Law shall be amended by adding the following language in the fifth line after “authority),” and before “a party”: “or (C) due to an event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of the Issuer pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights, or (D) due to the Issuer subjecting holders of the Shares to differential treatment with regard to payment of dividends or distributions,” and (2) if only subsection (Y) of the definition is applicable, the sole remedy for Deutsche shall be a Price Adjustment as determined by Deutsche in a commercially reasonable manner.

Credit Downgrade:
Deutsche may exercise its Optional Early Termination right in whole or in part if the Credit Rating is reduced two levels or more from the Credit Rating on the Trade Date or if the five (5) year par Credit Default Swap spread exceeds 4.50% at any time after the Trade Date.  To the extent it is commercially unreasonable to physically settle at that time, instead of Deutsche having the option to exercise its Optional Early Termination right immediately, Counterparty can elect to increase the Independent Amount to 30% of Notional Amount, in which case Deutsche may exercise its Optional Early Termination right in whole or in part immediately after it ceases to be commercially unreasonable to physically settle.

Annex B – 1